UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                     September 13, 2006 (September 12, 2006)


                               ANTS SOFTWARE INC.
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             (Exact name of Registrant as specified in its charter)


           Delaware                  000-16299                13-3054685
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 (State or other jurisdiction       (Commission             (I.R.S. Employer
       of incorporation)            File Number)           Identification No.)


   700 Airport Blvd. Suite 300, Burlingame, CA             94010
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    (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code: (650) 931-0500


                                       N/A
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          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01  Regulation FD Disclosure.

On September 12, 2006 at 1:00 p.m. Pacific, ANTs software inc. (the "Company" or "ANTs") held a teleconference during which it disclosed the following information:

     o ANTs and IBM have been informed by Raytheon Company that the ANTs Data Server has been selected as the database for use in a project being managed by Raytheon for the US Navy. ANTs disclosed that it had been initially selected, then Oracle, a competitor for the project had petitioned to reopen the bid and finally that ANTs and IBM had teamed to win the project.
     o ANTs has successfully converted one application from Oracle to the ANTs Data Server for Cadbury Schweppes and that IBM and ANTs are discussing the possible conversion of other applications for Cadbury Schweppes which is a heavy user of Oracle.
     o ANTs and IBM are putting forward a business case to large enterprises for cost savings - in the range of 50% - through database consolidation onto the ANTs Data Server, with IBM providing 24 x 7 technical support and the ability to migrate the applications to the ANTs Data Server.
     o There are ongoing exchanges between ANTs and IBM at the technical, sales, marketing and business levels. The ANTs Data Server is being positioned as a database consolidation engine and as a high-performance front-end for IBM's DB2 product. ANTs' goal with regard to a contract with IBM is to sign an OEM agreement giving IBM the right to sell and support the ANTs Data Server on a global basis. ANTs and IBM have been in discussions regarding such an agreement but no such agreement has been signed.
     o Four Js Development Tools, Inc., has been awarded a contract from Sears to deploy the ANTs Data Server, rebranded as GeneroDB, to Sears stores for an in-store application.
     o Sprint is processing 13 million transactions per day and Wireless Services Corporation is procession 7 million transactions per day using the ANTs Data Server.
     o A contract, previously awarded to ANTs and IBM by an $8 billion electronics manufacturing services company, to present a business case demonstrating cost savings through database consolidation, has been cancelled due to lack of a technical fit. ANTs intends to renew discussions with the company in the future.
     o Jefferies & Company has made no decision regarding a database change for a certain application that had been previously disclosed and ANTs considers the opportunity closed.
     o The sales cycle with large customers is up to twelve months if the Company is pursuing customers on its own. When pursuing customers together with IBM, the Company expects sales cycles to be reduced.
     o The Company is in the final stages of a proof of conversion with the largest ERP vendor. Once completed, the Company will submit a report to executives at the ERP company detailing the benefits of using ANTs vs. Oracle. Several business opportunities have been discussed. There is no sales contract in place and no guarantee that business will result, but the Company believes that possible benefits warrant the effort to conduct the proof of conversion.
     o Version 3.6 of the ANTs Data Server has features to increase Oracle and Sybase compatibility, but does not enable hosting of general-purpose, terabyte-sized databases. The Company has a technology development roadmap which it is executing that it expects will enable the ANTs Data Server to address terabytes of data.
     o The Company had $9 million in cash as of early July, enough to fund the company at expected expense levels through approximately January 2007. The Company is considering alternatives with regard to any action it may take related to warrants which expire on September 30, 2006.
     o The company has 48 employees, is actively recruiting software engineers and is interviewing replacements for its former VP of Engineering.
     o The Company confirmed that it does not provide overall revenue projections or partner or deal-specific revenue projections.


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Pursuant to General Instruction B.2 of Form 8-K, the information included in this Current Report on Form 8-K under Item 7.01 is "furnished" and not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability provisions of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. References to the Company's website do not incorporate by reference the information on such website into this Current Report on Form 8-K and the Company disclaims any such incorporation by reference.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ANTs software inc.

Date: September 13, 2006       By:     /s/  Kenneth Ruotolo
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                                       Kenneth Ruotolo, Chief Financial Officer